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                                                                  Exhibit (e)(3)

                           George K. Baum & Company
                              Investment Bankers


MEMBER                                                    TWELVE WYANDOTTE PLAZA
NEW YORK STOCK EXCHANGE, INC.                               120 WEST 12TH STREET
CHICAGO STOCK EXCHANGE, INC.                         KANSAS CITY, MISSOURI 64105
                                                        TELEPHONE (816) 474-1100


                                August 22, 2000

SENT VIA FEDERAL EXPRESS

PERSONAL & CONFIDENTIAL
-----------------------


Mr. Leo Benatar
Chairman of the Board
JPS Packaging Company
121 Burdett Road, N.E.
Atlanta, Georgia 30327

Dear Mr. Benatar:

     We are pleased to confirm the arrangement, as more specifically set forth in this letter agreement, under which George K. Baum & Company ("GKB") is engaged by JPS Packaging Company (the "Company") for the purpose of undertaking a study to enable us to render our opinion (the "Opinion") as to the fairness, from a financial point of view, of the consideration to be received by the Company or by the stockholders of the Company, as the case may be (the "Purchase Consideration"), in connection with the sale of 50% or more of outstanding common stock of the Company (the "Transaction").

Section 1.  Services.

            (a) GKB shall render and deliver the Opinion to the Company. The nature and scope of GKB's investigation with respect to the Opinion, as well as the scope, form and substance of the Opinion shall be as GKB deems appropriate, in its sole discretion, after consultation with the Company. The Opinion may state, in substance, among other things, that it is given in reliance upon the accuracy and completeness of all information furnished to GKB by the Company and/or its outside professional advisors.

            (b) GKB shall render such other financial advisory and valuation services as, from time to time, may mutually be agreed upon in writing by GKB and the Company.

            (c) The Company acknowledges that GKB has been engaged solely to render the Opinion. The Company also acknowledges that GKB has not been engaged as an advisor or agent of any other person or entity and that the Company's engagement of GKB is not intended to confer any rights upon any persons or entities not a party hereto (including stockholders,
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Mr. Leo Benatar
Page 2
August 22, 2000


                 employees or creditors of the Company) as against GKB, GKB's affiliates or their respective directors, officers, employees or agents.

Section 2. Fees for Services. In consideration of rendering the Opinion, the Company shall pay to GKB a cash fee of Two Hundred Fifty Thousand Dollars ($250,000). The fee shall be payable as follows: (i) Fifty Thousand Dollars ($50,000) due and payable upon the Company's receipt of a definitive offer, (ii) One Hundred Fifty Thousand Dollars ($150,000) due and payable at the time of delivery of the Opinion to the Company, and (iii) Fifty Thousand Dollars ($50,000) due and payable upon the earlier of the consummation of the Transaction or the mailing to the Company's stockholders of a proxy statement or other communication containing the Opinion or any reference thereto.

Section 3.  Sharing and Use of Information; Confidentiality.

            (a) GKB shall familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition, and profits of the Company. In order to permit GKB to obtain such familiarity, the Company agrees (i) to provide GKB with all financial and other information in its possession or reasonably available to it that is material with respect to it or its business and financial condition, (ii) to provide all financial and other information requested by GKB for purposes of issuing the Opinion, and (iii) to continuously update GKB in a timely manner of all developments that may be material to the foregoing. GKB shall, under all circumstances, including without limitation the rendering of the Opinion, have the right to rely, without independent investigation or verification on the accuracy and completeness of all publicly available information and of all information furnished to GKB by the Company and their respective outside professional advisors.

                 In connection with GKB's Opinion, GKB plans, among other things, to:

                 (i) Review relevant financial and other information relating to the Company furnished to GKB by the Company, including internal financial analyses, forecasts and projections, as well as publicly available information relating to the Company;

                 (ii)  Visit the executive offices of the Company; and

                 (iii) Meet with selected members of management of the Company regarding their assessment of the impact of the proposed transaction, as well as other matters relevant to the fairness of the Purchase Consideration to be received by the Company's stockholders pursuant to the Transaction.

            (b) All nonpublic information furnished to GKB by the Company shall be treated as confidential and shall be used by GKB exclusively for the
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Mr. Leo Benatar
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August 22, 2000


                 purposes contemplated by this letter agreement. It is understood that the foregoing does not apply to information (i) that is or becomes publicly available through no disclosure by GKB in violation of the foregoing or is received or becomes lawfully available to GKB from any third party not previously known to GKB to be prohibited from making such disclosure, or
                 (ii) that is required by law or legal process to be made available to third parties.

            (c) It is understood that the Opinion may be included in any proxy statement or communication distributed to the Company's stockholders in connection with the Transaction; provided, however, the Opinion, any summary of the Opinion, any excerpts from the Opinion, and any reference to GKB's services to the Company may be used in such proxy statement, or otherwise, only with prior written consent of GKB, which consent shall not be unreasonably withheld.

            (d) Except as expressly set forth in subsection (c) of this Section, the Company acknowledges that all opinions and advice (written or oral) given by GKB to the Company in connection with GKB's engagement are intended solely for the benefit and use of the Company (including its management, directors, stockholders, and attorneys) in considering the potential transaction to which they relate, and the Company agrees that no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to GKB be made by the Company (or such person), without the prior written consent of GKB, which consent shall not be unreasonably withheld.

Section 4. Expenses. In addition to any fees that may be payable to GKB hereunder, the Company hereby agrees, from time to time, upon request (but in any event, upon the earlier of the consummation of the Transaction, the mailing to the Company's stockholders of a proxy statement or other communication containing the Opinion or any reference thereto, or the termination of GKB's engagement) and upon receipt of a reasonably detailed statement, to reimburse GKB for all of GKB's reasonable travel and other out-of-pocket expenses in connection with GKB's engagement hereunder and, if necessary, all fees and disbursements of GKB's counsel in connection with GKB's engagement hereunder. The fees and disbursements of counsel retained pursuant to the immediately preceding sentence shall not exceed $5,000 and all fees, disbursements and expenses shall not exceed $10,000 without the prior consent of the Company, such consent not to be unreasonably withheld; provided, however, this sentence shall in no way affect the Company's obligations as set forth in Annex A to this letter agreement.

Section 5. Indemnity. In connection with engagements such as this, it is GKB's policy to receive indemnification. The Company agrees to the provisions with respect to the indemnity and other matters set forth in Annex A, which is incorporated herein by reference to this letter.
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Mr. Leo Benatar
Page 4
August 22, 2000


Section 6. Termination of Engagement. GKB's engagement hereunder may be terminated by either the Company or GKB at any time, with or without cause, upon written advice to that effect to the other party. The provisions of Sections 2, 3, 4, 5, and 6 hereof shall survive such termination and shall remain in full force and effect.

Section 7. Acknowledgment Regarding GKB. As you know, GKB is a full-service securities firm and as such may from time to time effect transactions, for its own account or the accounts of its customers, and hold positions in securities or options on securities of the Company and other companies that may be the subject of the engagement contemplated by this letter agreement.

     Please confirm that the foregoing is in accordance with your understandings and agreements with GKB by signing and returning to GKB the duplicate of this letter agreement enclosed herewith. We are delighted to accept this engagement and look forward to working with you on this assignment.

                                         Very truly yours,


                                         GEORGE K. BAUM & COMPANY



                                         /s/John R. Martin
                                         ---------------------------------------
                                         John R. Martin
                                         Managing Director, Investment Banking

Confirmed:

JPS PACKAGING COMPANY



By/s/Leo Benatar
  -----------------------------
  Leo Benatar
  Chairman of the Board



Date: 8/30/00
      -------------------------
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                                    Annex A

In the event that GKB becomes involved in any capacity in any action, proceeding or investigation brought by or against any entity or person, including stockholders of the Company, in connection with, or as a result of, either GKB's engagement or any matter referred to in this letter agreement, the Company agrees to periodically reimburse GKB for its legal and other expenses incurred in connection therewith including the cost of any investigation of, preparation for, or defense of, any pending or threatened claim or any action or proceeding arising therefrom, regardless of whether GKB is a party and regardless of whether such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company also agrees to indemnify and hold GKB harmless against any and all losses, claims, damages or liabilities, joint or several, to any such person or entity in connection with, or as a result of, either GKB's engagement or any matter referred to in this letter agreement, except to the extent that any such loss, claim, damage or liability results from the gross negligence or willful misconduct of GKB in performing the services that are the subject of this letter agreement. If, for any reason, the foregoing indemnification is unavailable to GKB or insufficient to hold it harmless, then the Company shall contribute to GKB that amount paid or payable by GKB as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect (i) the relative economic interests of the Company and its stockholders (on the one hand) and GKB (on the other hand) in the matters contemplated by this letter agreement, (ii) the relative fault of the Company and GKB with respect to such loss, claim, damage or liability and (iii) any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this Annex A shall be in addition to any liability that the Company may otherwise have and shall extend upon the same terms and conditions to any affiliate of GKB and the stockholders, partners, directors, agents, employees and controlling persons (if any), as the case may be, of GKB and any such affiliate (along with GKB, each an "Indemnified Party"). The terms and conditions shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and GKB. The Company also agrees that neither GKB nor any other Indemnified Parties shall have any liability to the Company or any person or entity asserting claims by, on behalf of, or in right of, the Company in connection with, or as a result of, either GKB's engagement or any matter referred to in this letter agreement, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or willful misconduct of GKB in performing the services that are the subject of this letter agreement. Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Annex A, the Company shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this Annex A upon terms and conditions reasonably satisfactory to GKB. Any right to trial by jury with respect to any action or proceeding arising in connection with, or as a result of, either GKB's engagement or any matter referred to in this letter agreement is hereby waived by the parties hereto.
The provisions of this Annex A shall survive any termination or completion of the engagement provided by this letter agreement, and this letter agreement shall be governed by and construed in accordance with the laws of the State of Missouri without regard to principles of conflicts of laws.